Exhibit 3(ii)

BE IT RESOLVED, That the first sentence of Article Three, Section A, of the Bylaws of Ball Corporation is hereby amended to read as follows, effective upon adoption, to increase the number of directors from ten to eleven, by increasing to four the number of director positions in Class III:

Number and Terms of Office:  The business of the Corporation shall be controlled and managed in accordance with the Indiana Business Corporation Law by a board of eleven directors, divided into classes as provided in the Amended Articles of Incorporation.